Exhibit 99.1

GAP INC. REPORTS JUNE SALES FLAT TO LAST YEAR;

COMPARABLE STORE SALES DOWN 2 PERCENT

SAN FRANCISCO — July 8, 2004 — Gap Inc. (NYSE: GPS) today reported net sales of $1.5 billion for the five-week period ended July 3, 2004, compared with net sales of $1.5 billion for the same period ended July 5, 2003. The company’s comparable store sales for June 2004 decreased 2 percent compared with a 10 percent increase in June 2003.

Comparable store sales by division for June 2004 were as follows:

•	Gap U.S.: negative 2 percent versus positive 8 percent last year

•	Gap International: negative 13 percent versus positive 14 percent last year

•	Banana Republic: positive 11 percent versus positive 7 percent last year

•	Old Navy: negative 2 percent versus positive 11 percent last year

“Our inventory management and product strategies continued to drive solid year-over-year merchandise margin improvement through higher markdown margins, improved regular price margins and more regular price selling,” said Sabrina Simmons, Senior Vice President, Treasury and Investor Relations. “Although overall June sales and margins were below our beginning of month expectations, we remain confident in our product and merchandising strategies at Gap, Banana Republic and Old Navy.”

Year-to-date net sales of $6.4 billion for the 22 weeks ended July 3, 2004, increased 6 percent compared with net sales of $6.0 billion for the same period ended July 5, 2003. The company’s year-to-date comparable store sales increased 5 percent compared with an 11 percent increase in the prior year.

As of July 3, 2004, Gap Inc. operated 3,015 store locations compared with 3,099 store locations last year.

Gap Inc. will announce July sales on August 5, 2004, prior to market opening and second quarter earnings will be announced on August 19, 2004, following market close.

For more detailed information, please call 800-GAP-NEWS to listen to Gap Inc.’s monthly sales recording. International callers may call 706-634-4421.

Forward-Looking Statements

The information made available on this press release and recording contains certain forward-looking statements that reflect Gap Inc.’s current view of future events and financial performance. Wherever used, the words “estimate,” “expect,” “plan,” “anticipate,” “believe,” “may” and similar expressions identify forward-looking statements. Any such forward-looking statements are subject to risks and uncertainties and the company’s future results of operations could differ materially from historical results or current expectations. Some of these risks include, without limitation, ongoing competitive pressures in the apparel industry, risks associated with challenging domestic and international retail environments, changes in the level of consumer spending or preferences in apparel, trade restrictions and political or financial instability in countries where the company’s goods are manufactured, impact of legal proceedings and/or other factors that may be described in the company’s annual report on Form 10-K and/or other filings with the Securities and Exchange Commission. Future economic and industry trends that could potentially impact revenues and profitability are difficult to predict. The company assumes no obligation to publicly update or revise its forward-looking statements even if experience or future changes make it clear that any projected results expressed or implied therein will not be realized.

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Investor Relations:	Media Relations:
Mark Webb	Debbie Eliades
415-427-2161	415-427-4585